Investor Contacts:	Suzanne DuLong or Jessica Towns CIENA Corporation (888) 243-6223 email: ir@ciena.com

Press Contacts:	Denny Bilter or Glenn Jasper CIENA Corporation (877) 857-7377 email: pr@ciena.com

CIENA Reports Second Quarter Results

LINTHICUM, Md. – May 22, 2003 – CIENA® Corporation (NASDAQ: CIEN), a leading provider of global networking solutions, today reported its second quarter results for the period ending April 30, 2003. Revenue for the quarter totaled $73.5 million, representing sequential growth of 4% from the prior fiscal quarter. On a generally accepted accounting principles (GAAP) basis, CIENA’s reported net loss for the period was $75.5 million, or a net loss of $0.17 per share. The quarter’s GAAP results include non-cash deferred stock compensation charges of $4.4 million, amortization of intangible assets of $3.4 million, and net restructuring costs of $2.7 million.

Revenue for the six months ending April 30, 2003 totaled $144.0 million. On a GAAP basis, CIENA’s net loss for the six-month period was $182.6 million, or a net loss of $0.42 per share.

“This quarter was marked by further improvements in financial performance, important customer wins and a significant step toward our goal of expanding our addressable market with the announced acquisition of WaveSmith Networks,” said Gary Smith, CIENA’s president and CEO. “We continue to make progress toward profitability, for the third sequential quarter growing revenue, improving gross margins and delivering lower than anticipated ongoing operating expenses.

“BT’s selection of CIENA during the quarter was an enormous validation of our strategy of continued investment and is proof-positive not only that carriers worldwide are moving toward the efficiencies and revenue-generation capabilities of next-generation networks, but also that CIENA has the mass, credibility, experience and staying power to be selected as a strategic vendor by the largest of incumbents,” said Smith.

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In evaluating the operating performance of its business, CIENA’s management excludes certain charges or credits that are required by GAAP. These items, which are identified in the table below, share one or more of the following characteristics: they are unusual, and CIENA does not expect them to recur in the ordinary course of its business; they do not involve the expenditure of cash; they are unrelated to the ongoing operation of the business in the ordinary course; or their magnitude and timing is largely outside of the Company’s control.

	Quarter Ended	Six Months Ended
	April 30, 2003	April 30, 2003
Item	(in thousands)	(in thousands)
Deferred stock compensation	$4,428	$9,359
Amortization of intangible assets	3,421	6,974
Nortel settlement	—	2,500
Restructuring costs	2,724	2,724
Loss on equity investments	—	10
Loss on extinguishment of debt	—	20,606
Income tax benefit on adjusted net loss	22,874	49,547

Total Adjustments	$33,447	$91,720

GAAP Net Loss	$(75,461)	$(182,603)
Adjusted for items above	33,447	91,720

Non GAAP Net Loss	$(42,014)	$(90,883)

Please see Appendix A for additional information about this table.

These adjustments are not in accordance with GAAP, and making such adjustments may not permit meaningful comparisons to other companies. As of the quarter ended April 30, 2003, CIENA’s weighted average shares outstanding were approximately 433,932,000. Adjusting CIENA’s quarterly GAAP results as noted would reduce the Company’s net loss in the quarter to $0.10 per share.

As of the six months ended April 30, 2003, CIENA’s weighted average shares outstanding were approximately 433,330,000. Adjusting CIENA’s six-month GAAP results as noted would reduce the Company’s net loss for the period to $0.21 per share.

In addition to the adjustments in the table above, during the second quarter the Company recorded a $1.4 million benefit for excess and obsolete inventory, resulting from the sale of previously reserved inventory, which favorably affected gross margin. Exclusive of this effect, gross margin in the quarter would have been 22.8% compared to the 24.8% reported. The total per-share effect of the benefit was $0.0033 in the quarter.

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For the six months ended April 30, 2003, the Company recorded a $4.1 million benefit for excess and obsolete inventory, resulting from the sale of previously reserved inventory, which favorably affected gross margin. Exclusive of this effect, gross margin for the six-month period ended April 30, 2003 would have been 21.1% compared to the 23.9% reported. For the six-month period, the total per-share effect of this benefit was $0.0095.

CIENA ended its fiscal second quarter with cash, short- and long-term securities valued at $1.8 billion using cash of $78.3 million in the quarter.

During the quarter CIENA announced its intent to acquire WaveSmith Networks, entering the growing multiservice switching market estimated at $2 billion. Provided WaveSmith shareholders approve the transaction at their special meeting scheduled for June 11, 2003, CIENA expects the acquisition to close shortly thereafter.

Business Outlook
 “Our customers continue to exercise extreme spending caution, perpetuating the challenging telecom equipment environment,” said Smith. “As a result, we believe revenue in our third fiscal quarter is likely to be in a range of between $65 to $75 million.

“We expect that the addition of revenue from new customers, like BT, and new market opportunities such as those provided by the acquisition of WaveSmith, will help to drive sequential revenue growth as we exit the fiscal year,” said Smith. “In the meantime, we continue to take steps to align our operations and our resources with our market opportunities and to minimize our operating expenses without jeopardizing future potential growth.”

Live Web Broadcast of Q2 Results
 CIENA will host a discussion of its fiscal second quarter 2003 results with investors and financial analysts on Thursday, May 22, 2003 at 8:30 a.m. (Eastern). The live broadcast of the discussion will be available via CIENA’s homepage at www.CIENA.com. An archived version of the discussion will be available shortly following the conclusion of the live broadcast on the Investor Relations page of CIENA’s website at: www.CIENA.com/investors.

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NOTE TO CIENA INVESTORS
 This press release contains certain forward-looking statements based on current expectations, forecasts and assumptions of CIENA (the Company) that involve risks and uncertainties. Forward-looking statements in this release, including: we continue to make progress toward profitability, for the third sequential quarter growing revenue, improving gross margins and delivering lower than anticipated ongoing operating expenses, BT’s selection of CIENA during the quarter was an enormous validation of our strategy of continued investment and is proof-positive not only that carriers worldwide are moving toward the efficiencies and revenue-generation capabilities of next-generation networks, but also that CIENA has the mass, credibility, experience and staying power to be selected as a strategic vendor by the largest of incumbents, our customers continue to exercise extreme spending caution, perpetuating the challenging telecom equipment environment, we believe revenue in our third fiscal quarter is likely to be in a range of between $65 and $75 million, we expect that the addition of revenue from new customers, like BT, and new market opportunities such as those provided by the acquisition of WaveSmith, will help to drive sequential revenue growth as we exit the fiscal year, we continue to take steps to align our operations and our resources with our market opportunities and to minimize our operating expenses without jeopardizing future potential growth , are based on information available to the Company as of the date hereof. The Company’s actual results could differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with the Company’s business, which include the risk factors disclosed in the Company’s Report on Form 10-Q filed with the Securities and Exchange Commission on May 22, 2003. Forward-looking statements include statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. The Company assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

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CIENA CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Quarter Ended		Six Months Ended

	April 30,	April 30,	April 30,	April 30,
	2002	2003	2002	2003

Revenue	$87,053	$73,540	$249,209	$144,014
Provision (benefit) for excess and obsolete inventory costs	223,277	(1,446)	243,691	(4,103)
Cost of goods sold	87,525	56,771	206,798	113,637

Gross profit (loss)	(223,749)	18,215	(201,280)	34,480

Operating expenses:
Research and development (exclusive of $3,465, $3,406, $7,417, and $7,204 deferred stock compensation costs)	59,558	52,193	124,314	105,927
Selling and marketing (exclusive of $851, $676, $1,807 and $1,436 deferred stock compensation costs)	29,835	25,663	67,435	52,269
General and administrative (exclusive of $176, $346, $402 and $719 deferred stock compensation costs)	13,276	8,066	26,931	20,272
Deferred stock compensation costs	4,492	4,428	9,626	9,359
Amortization of intangible assets (exclusive of $0,	1,813	3,421	3,626	6,974
$968, $0 and $1,349 included in cost of goods sold related to certain technology licenses)
Nortel settlement costs	—	—	—	2,500
Restructuring costs	121,348	2,724	128,176	2,724
Provision for doubtful accounts	16,055	—	16,055	—

Total operating expenses	246,377	96,495	376,163	200,025

Loss from operations	(470,126)	(78,280)	(577,443)	(165,545)
Interest and other income (expense), net	15,045	11,131	31,217	24,432
Interest expense	(8,637)	(8,061)	(19,142)	(20,264)
Loss on equity investments, net	(434)	—	(5,740)	(10)
Loss on extinguishment of debt	—	—	—	(20,606)

Loss before income taxes	(464,152)	(75,210)	(571,108)	(181,993)
Provision for income taxes	148,001	251	111,636	610

Net loss	$(612,153)	$(75,461)	$(682,744)	$(182,603)

Basic net loss per common share	$(1.86)	$(0.17)	$(2.08)	$(0.42)

Diluted net loss per common share and dilutive potential common share	$(1.86)	$(0.17)	$(2.08)	$(0.42)

Weighted average basic common shares outstanding	328,764	433,932	328,312	433,330

Weighted average basic common and dilutive potential common shares outstanding	328,764	433,932	328,312	433,330

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CIENA CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)
(unaudited)

	October 31,	April 30,
	2002	2003

ASSETS
Current assets:
Cash and cash equivalents	$377,189	$509,407
Short-term investments	1,130,414	730,039
Accounts receivable, net	28,680	32,432
Inventories, net	47,023	31,935
Prepaid expenses and other	54,351	35,801

Total current assets	1,637,657	1,339,614
Long-term investments	570,861	578,198
Equipment, furniture and fixtures, net	196,951	155,008
Goodwill	212,500	212,500
Other intangible assets, net	62,457	76,634
Other long-term assets	70,596	67,814

Total assets	$2,751,022	$2,429,768

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$39,841	$42,777
Accrued liabilities	132,588	112,095
Restructuring liabilities	27,423	12,272
Unfavorable lease commitments	7,630	8,354
Income taxes payable	—	5,258
Deferred revenue	15,388	18,850
Other current obligations	948	—

Total current liabilities	223,818	199,606
Long-term deferred revenue	15,444	13,835
Long-term restructuring liabilities	65,742	57,416
Long-term unfavorable lease commitments	70,124	65,709
Other long-term obligations	5,009	3,074
Convertible notes payable	843,616	728,523
Total liabilities	1,223,753	1,068,163

Commitments and contingencies
Stockholders’ equity:
Preferred stock — par value $0.01; 20,000,000 shares authorized; zero shares issued and outstanding	—	—
Common stock — par value $0.01; 980,000,000 shares authorized; 432,842,481 and 435,003,124 shares issued and outstanding	4,328	4,350
Additional paid-in capital	4,683,865	4,686,102
Deferred stock compensation	(24,983)	(12,242)
Notes receivable from stockholders	(3,866)	(798)
Accumulated other comprehensive income	8,840	7,711
Accumulated deficit	(3,140,915)	(3,323,518)

Total stockholders’ equity	1,527,269	1,361,605

Total liabilities and stockholders’ equity	$2,751,022	$2,429,768

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Appendix A

The adjustments management makes in analyzing CIENA’s second quarter 2003 GAAP results are as follows:

•	Deferred stock compensation costs – a non-cash expense largely unrelated to normal operations, and which arises under GAAP accounting from the assumption of unvested stock options issued by any companies we acquire, including Cyras and ONI.
•	Amortization of intangible asset – a non-cash expense unrelated to normal operations arising from acquisitions of intangible assets, principally developed technology acquired in the Cyras and ONI acquisitions which CIENA is required to amortize over its expected useful life.
•	Nortel litigation – a non-recurring expense, unrelated to normal operations.
•	Restructuring costs – non-recurring charges, unrelated to normal operations, incurred as the result of reducing the size of the Company’s operations to align its resources with the reduced size of the telecommunications market as well as the result of targeting new segment opportunities within the overall market.
•	Loss on equity investments – a decline in the fair market value of an equity investment that is determined to be other-than-temporary.
•	Loss on debt extinguishment – a non-recurring expense, unrelated to normal operations.
•	Income tax benefit on adjusted net loss – the income tax charge or benefit on the adjusted net loss, which is a necessary adjustment for consistency. The Company currently has a full valuation allowance for GAAP reporting purposes and accordingly does not recognize a tax benefit for losses generated.

ABOUT CIENA
 CIENA Corporation delivers innovative network solutions to the world’s largest service providers, increasing the cost-efficiency of current services while enabling the creation of new carrier-class data services built upon the existing network infrastructure. Additional information about CIENA can be found at www.ciena.com.

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